Exhibit 99.8

FORM

SPEEDWAY MOTORSPORTS, INC.

2013 STOCK INCENTIVE PLAN

NONSTATUTORY STOCK OPTION AGREEMENT

This Nonstatutory Stock Option Agreement is entered into as of <Date Granted> between SPEEDWAY MOTORSPORTS, INC., a Delaware corporation (the “Company”), and <Name> (the “Recipient”).

WHEREAS, the Company has established the Speedway Motorsports, Inc. 2013 Stock Incentive Plan pursuant to which the Company may, from time to time, grant stock options to eligible employees and other individuals providing services to the Company and its Subsidiaries; and

WHEREAS, in consideration for the Recipient’s service to the Company and/or its Subsidiaries, the Company has determined to grant the Recipient a nonstatutory stock option (the “Option”) to purchase shares of the Company’s Common Stock pursuant to the terms and conditions of this Nonstatutory Stock Option Agreement (the “Option Agreement”) and the Plan;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1.             Definitions. For purposes of this Option Agreement, the terms listed below have the meanings indicated. Capitalized terms not otherwise defined in this Option Agreement have the meanings indicated in the Plan.

(a)           “Cause” means (i) the commission of a crime or other act or practice by the Recipient that involves dishonesty or moral turpitude and either has an adverse impact on the Company or any Subsidiary (or the reputation thereof) or is intended to result in the personal enrichment of the Recipient at the expense of the Company or any Subsidiary (whether or not resulting in criminal prosecution or conviction); (ii) the Recipient’s gross negligence or willful misconduct in respect of his or her service for the Company or a Subsidiary; or (iii) the continuous and willful failure of the Recipient to follow the reasonable directives of the Recipient’s superiors or the Company’s Board of Directors. Notwithstanding the foregoing, if the Recipient has entered into an employment agreement that is binding as of the date of the Recipient’s Termination of Service and includes a definition of “Cause,” then the definition of “Cause” in such agreement supplements the foregoing definition of “Cause” and shall also apply to the Recipient. In addition, if the Recipient’s service terminates and it is determined that the Recipient could have been terminated for Cause, such Recipient’s service shall be deemed to have been terminated for Cause.

(b)           “Committee” means the Compensation Committee of the Company’s Board of Directors or such other committee that is designated by the Board of Directors to administer the Plan. In the event that no such Committee exists or is appointed, “Committee” refers to the Company’s Board of Directors.

(c)           “Common Stock” means the Common Stock, par value $.01 per share, of the Company.

(d)           “Disability” means the permanent and total disability of the Recipient, determined in accordance with the Plan.

(e)           “Involuntary Termination Without Cause” means the dismissal of, or the request for the resignation of, the Recipient either (i) by court order, order of any court-appointed liquidator or trustee of the Company, or the order or request of any creditors’ committee of the Company constituted under the federal bankruptcy laws, provided that such order or request contains no specific reference to actions or omissions that would constitute Cause; or (ii) by a duly authorized corporate officer of the Company or any Subsidiary or by the Company’s Board of Directors, for any reason other than for Cause.

(f)           “Option” means the option to purchase shares of Common Stock granted to the Recipient pursuant to this Option Agreement.

(g)           “Option Agreement” means this Nonstatutory Stock Option Agreement between the Company and the Recipient.

(h)           “Option Period” means the period beginning on the date of this Option Agreement and ending at the close of business <insert number of years -- no more than ten years> years from the date of this Option Agreement.

(i)            “Recipient” means the person to whom the Option is granted and, as applicable, the estate, personal representative, beneficiary or other person to whom the Option may be transferred pursuant to this Option Agreement by will or the laws of descent and distribution, or as otherwise permitted by the Plan.

(j)            “Plan” means the Speedway Motorsports, Inc. 2013 Stock Incentive Plan, as amended from time to time.

2.             Grant of Option. Subject to the terms and conditions set forth in this Option Agreement and the Plan, the Company hereby grants to the Recipient the Option to purchase from the Company, at an exercise price of $___________ per share, up to but not exceeding in the aggregate <number> shares of Common Stock. The Option shall terminate at the expiration of the Option Period, unless the Option terminates earlier pursuant to this Option Agreement.

3.             Exercise of Option. Subject to termination of the Option, the Option may be exercised in accordance with the following:

(a)           The Option shall vest <insert vesting schedule>. Vesting on any such date is subject to the Recipient’s continued service with the Company and its Subsidiaries through such date.

(b)           The Option will become fully vested and exercisable in connection with a “Change in Control” (as defined in the Plan).

(c)           To the extent vested, the Option generally will be exercisable until the expiration of the Option Period or earlier termination of the Option.

(d)           No less than 100 shares of Common Stock may be purchased at any time unless the number of shares purchased at such time is the total number of shares for which the Option is then exercisable. Only whole shares of Common Stock may be purchased. Fractional shares will not be issued.

(e)           The Recipient may exercise the Option, to the extent vested and exercisable, by the delivery to the Company (or its designated representative) of a written notice of exercise (in the form and manner directed by the Company or its delegate) specifying the number of shares of Common Stock with respect to which the Option is to be exercised, accompanied by the aggregate exercise price for the shares of Common Stock and payment of, or provision for, all applicable withholding taxes (pursuant to Section 4 below). Unless otherwise provided by the Committee, the aggregate exercise price shall be payable to the Company in full (i) in cash or cash equivalents acceptable to the Company, (ii) subject to applicable law, by tendering previously acquired shares of Common Stock (or delivering a certification of ownership of such shares) having an aggregate Fair Market Value at the time of exercise equal to the total exercise price (provided that the shares of Common Stock either were purchased on the open market or have been held by the Recipient for a period of at least six months (unless such six-month period is waived by the Committee)), (iii) subject to applicable law and such rules and procedures as may be established by the Committee, by means of a “cashless exercise” facilitated by a securities broker approved by the Company through the irrevocable direction to sell all or part of the shares of Common Stock being purchased and to deliver the Option Price (and any applicable withholding taxes) to the Company, (iv) subject to applicable law and such rules and procedures as may be established by the Committee, by means of a “net share settlement” procedure, or (v) a combination of the foregoing.

(f)           The Company may require that the Recipient make such representations and agreements and furnish such information as the Company deems appropriate to assure compliance with applicable legal and regulatory requirements.

4.             Payment of Withholding Taxes. Upon the Recipient’s exercise of his or her Option with respect to any of the covered shares of Common Stock, the Recipient shall pay or make provision for payment to the Company, through payroll or other withholding (which withholding the Recipient hereby authorizes) or other means acceptable to the Committee and permissible under the Plan (including through a “cashless exercise” as described in Section 3(e) above), the amount necessary to satisfy any federal, state or local tax and other withholding requirements that may arise in connection with or be due upon such exercise. The determination of the withholding amounts due shall be made by the Company and its Subsidiaries and shall be binding upon the Recipient. If the amount requested is not paid, the Company may refuse to issue the Common Stock. Nothing in this Section shall be construed to impose on the Company and its Subsidiaries a duty to withhold where applicable law does not require such withholding.

THE RECIPIENT ACKNOWLEDGES THAT HE OR SHE IS RESPONSIBLE FOR, AND IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISORS REGARDING, THE TAX CONSEQUENCES TO THE RECIPIENT THAT MAY ARISE IN CONNECTION WITH THE OPTION AND ITS EXERCISE.

5.             Termination of Service. If the Recipient incurs a Termination of Service prior to the expiration of the Option Period, the Option shall immediately terminate except as provided below:

(a)            Involuntary Termination Without Cause. If the Recipient incurs an Involuntary Termination Without Cause, he or she may exercise the Option, to the extent vested, for up to three months following the termination, but in no event after the expiration of the Option Period.

(b)            Disability. If the Recipient incurs a Termination of Service as a result of Disability, he or she may exercise the Option, to the extent vested, for up to twelve months following the termination, but in no event after the expiration of the Option Period.

(c)            Death. If the Recipient incurs a Termination of Service due to his or her death, or the Recipient dies during an extended exercise period following a Termination of Service described in subsection (a) or (b) above, his or her Option may be exercised, to the extent vested, for up to twelve months following the Recipient’s death, but in no event after the expiration of the Option Period. The vested options may be exercised by the person(s) to whom the Recipient’s rights under the Option pass by will or the laws of descent and distribution.

In the event the Option remains exercisable for a period of time following Termination of Service as described above, the Option may be exercised during such period of time only to the same extent the Option was vested and exercisable on the date of the Recipient’s Termination of Service. Notwithstanding any extended exercise period following a Termination of Service, the Option in all events will terminate upon the expiration of the Option Period.

6.             Transferability. Except as otherwise provided by the Committee, the Option is not transferable by the Recipient other than by will or the laws of descent and distribution. No assignment, pledge or transfer of the Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, except as described above, shall be effective; but immediately upon any such attempt to assign, pledge or transfer the Option, the Option shall terminate and be of no further force or effect.

7.             Company Policies. The Option and the exercise thereof are subject to the terms and conditions of any policy regarding clawbacks, forfeitures, or recoupments adopted by the Company from time to time. Without limiting the foregoing, by acceptance of the Option, the Recipient agrees to repay to the Company or any Subsidiary any amount that may be required to be repaid under any such policy.

8.             Rights as Stockholder. The Recipient shall have no rights as a stockholder of the Company with respect to any shares of Common Stock underlying the Option until the Recipient shall have become the holder of record of such Common Stock following exercise of the Option. Subject to Section 9 below, no adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date that the Recipient shall have become the holder of record of the shares of Common Stock acquired pursuant to the Option.

9.             Adjustments. In the event of a reorganization, recapitalization, stock split, stock dividend, extraordinary dividend, spin-off, combination of shares, merger, consolidation or similar transaction or other change in corporate capitalization affecting the Common Stock, equitable adjustments and/or substitutions, as applicable, will be made by the Committee to prevent the dilution or enlargement of rights, including adjustments to the number of shares of Common Stock covered by the Option and the applicable exercise price per share, as provided in the Plan. The Committee also will make adjustments in its discretion to eliminate any resulting fractional shares.

The existence of the Option does not affect in any way the authority of the Company and its stockholders to exercise their corporate rights and powers, including, but not by way of limitation, the right of the Company to authorize any adjustment, reclassification, reorganization, or other change in its capital or business structure, any merger or consolidation of the Company, the dissolution or liquidation of the Company, the issuance of securities with preference ahead of or affecting the Common Stock, or any sale or transfer of all or any part of its business or assets.

10.           Securities Laws. Notwithstanding any provision herein to the contrary or in the Plan, the Company shall be under no obligation to issue any shares of Common Stock to the Recipient upon exercise of the Option unless and until the Company has determined that such issuance is either exempt from registration, or is registered, under the Securities Act of 1933, as amended, and is either exempt from registration and qualification, or is registered or qualified, as applicable, under all applicable state securities or “blue sky” laws. Nothing in this Option Agreement shall be construed to obligate the Company at any time to file or maintain a registration statement under the Securities Act of 1933, as amended, or to effect similar compliance under any applicable state laws with respect to the Common Stock that may be issued pursuant to this Option Agreement.

11.           Personal Data. The Recipient acknowledges that Plan participation and receipt of awards under the Plan (including the Option) involve the use and transfer, in electronic or other form, of personal data about the Recipient between and among the Company, its Subsidiaries and third-party service providers. This data may include, but is not limited to, the Recipient’s name, home address, telephone number, date of birth, social security number, information regarding securities of the Company held by such Recipient, and details of awards granted to the Recipient under the Plan, including the Option. By accepting the Option, the Recipient consents and agrees that the Company and its Subsidiaries may transfer such data to third parties assisting the Company in the administration and management of the Plan, the Option and the Recipient’s participation in the Plan, including any requisite transfer of such data to a broker or other third party with whom the Company or the Recipient may deposit any shares of Common Stock.

12.          Resolution of Disputes; Interpretation. Any question of interpretation, dispute or disagreement that arises under, or as a result of, this Option Agreement shall be determined by the Committee in its absolute and uncontrolled discretion, and any determination or interpretation by the Committee in connection with this Option Agreement shall be final, binding and conclusive on all parties affected thereby.

13.           Miscellaneous.

(a)          Binding on Successors and Representatives. Subject to applicable transfer restrictions applicable to the Recipient, this Option Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the Recipient’s heirs, executors, administrators, personal representatives, and assigns; and the parties agree, for themselves and their successors, representatives and assigns, to execute any instrument that may be necessary legally to effect the terms and conditions of this Option Agreement.

(b)          No Employment Rights. Nothing contained in this Option Agreement shall confer upon the Recipient any right to continue in the employ or service of the Company or any Subsidiary nor interfere with or limit in any way the right of the Company or a Subsidiary to terminate the Recipient’s employment by, or performance of services for, the Company or Subsidiary at any time.

(c)          Entire Agreement. This Option Agreement together with the Plan constitute the entire agreement of the parties with respect to the Option and supersede any previous agreement, whether written or oral, with respect thereto. This Option Agreement has been entered into in compliance with the terms of the Plan; wherever a conflict may arise between the terms of this Option Agreement and the terms of the Plan, the terms of the Plan shall control.

(d)          Amendment. Except as otherwise provided in the Plan, neither this Option Agreement nor any of the terms and conditions herein set forth may be altered or amended orally and any such alteration or amendment shall be effective only when reduced to writing and agreed to by each of the parties hereto or their respective successors.

(e)           Construction of Terms. Any reference herein to the singular or plural shall be construed as plural or singular whenever the context requires.

(f)           Notices. All notices, requests and amendments under this Option Agreement shall be in writing, and notices shall be deemed to have been given (i) if delivered by hand, when so delivered, (ii) if sent by overnight express service, one (1) business day after delivery to such service, or (iii) if mailed by certified or registered mail, return receipt requested, three (3) days after delivery to the post office:

(i)             if to the Company, at the following address:

Speedway Motorsports, Inc.
5401 E. Independence Blvd.
Charlotte, North Carolina 28212

Attention: General Counsel

or at such other address as the Company shall designate by notice.

(ii)            if to the Recipient, to the Recipient’s address appearing in the Company’s records, or at such other address as the Recipient shall designate by written notice to the Company as provided above.

(g)            Governing Law. This Option Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without regard to its principles of conflict of laws. The parties agree that any action, suit or proceeding arising out of or related to this Option Agreement shall be instituted in the state or federal courts sitting in Mecklenburg County, North Carolina.

(h)            Severability. The invalidity or unenforceability of any particular provision of this Option Agreement shall not affect the other provisions hereof, and the Committee may elect in its discretion to construe such invalid or unenforceable provision in a manner which conforms to applicable law or as if such provision was omitted.

(i)            Electronic Delivery and Acknowledgement. The Recipient acknowledges and agrees that the Company may, in its discretion, deliver documents related to the Option and participation in the Plan (including, without limitation, this Option Agreement, Plan documents and disclosures that may be required by the Securities and Exchange Commission) by electronic means, including through an on-line or electronic system (including by posting them on a website) established and maintained by the Company or a third party designated by the Company, and the Recipient consents to receive documents in such manner. Regardless of whether the Company delivers and permits or requires acceptance of this Option Agreement electronically, the Recipient agrees to be bound by all terms and provisions of this Option Agreement and the Plan.

(j)            Not an Incentive Stock Option. The Option granted by this Option Agreement is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.

IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement effective as of the day and year first written above.

SPEEDWAY MOTORSPORTS, INC.	RECIPIENT: <NAME>

By:

Title:

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